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SANWA BANK
California

                               LINE OF CREDIT AGREEMENT
                                (Reducing Commitment)

    THIS LINE OF CREDIT AGREEMENT (the "Agreement") is made and entered into this 25th day of June, 1997, by and between SANWA BANK CALIFORNIA (the "Bank") and VINEYARD 405 (the "Borrower").

                                      SECTION I
                                  AGREEMENT TO LEND

    1.01 Commitment to Lend. Subject to the terms and conditions of this Agreement and so long as no Event of Default occurs, the Bank agrees to extend to the Borrower the credit accommodations that follow (the "Line of Credit").

    1.02 Line of Credit. The Bank agrees to make loans and advances ("Advances") to the Borrower from time to time, upon the Borrower's request therefore, from the date hereof to the Expiration Date, provided that the outstanding Advances under this Agreement shall not exceed the following:

    Date:                                        Amount:

    06/30/97 to 06/04/98                         $2,835,000.00
    06/05/98 to 06/04/99                         $2,760,000.00
    06/05/99 to 06/04/00                         $2,685,000.00
    06/05/00 to 06/04/01                         $2,585,000.00
    06/05/01 to 06/04/02                         $2,485,000.00
    06/05/02 to 06/04/03                         $2,385,000.00
    06/05/03 to 06/04/04                         $2,285,000.00
    06/05/04 to 06/04/05                         $2,115,000.00
    06/05/05 to 06/04/06                         $1,945,000.00
    06/05/06 to 06/04/07                         $1,775,000.00

(each such dollar amount being the relative "Commitment"). Within the foregoing limit,s, the Borrower may borrow, partially of wholly, prepay, and reborrow under this Section 1.02.

              A. Purpose. Advances made under the Line of Credit shall be used to refinance an existing real estate loan with the Bank and to increase working capital.

              B. Line Account. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account").

              C. Interest. Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the relevant Borrower pursuant to paragraph 1.02D. or paragraph 1.02E. below:

                   1. Variable Rate Advances: A variable rate equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by Bank at, below or above such reference rate, plus .25% per annum (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the reference rate quoted by Bank. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".


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                   2.   Fixed Rate Advance:   A fixed rate quoted by Bank in
its sole discretion for each Advance (the "Fixed Rate") and for such period of time that the Bank may quote and offer, provided that any such period of time shall be for at least 30 days and shall not extend beyond the Expiration Date (the "Interest Period") for Advances in the minimum amount of $100,000. Advances based upon the Fixed Rate are hereinafter referred to as "Fixed Rate Advances".

                   Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

                   Interest on Variable Rate and Fixed Rate Advances shall be paid in quarterly installments on the 5th day of each quarter of each year, commencing on October 5, 1997.

                   If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

              D. Notice of Borrowing. Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a business day, any Borrower may borrow under the Crop Line of Credit by requesting:

                   1. A Variable Rate Advance: A Variable Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Variable Rate Advance may, at the Bank's option, be made on the next business day.

                   2. A Fixed Rate Advance: Notice of any Fixed Rate Advance shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which any Borrower requests such Fixed Rate Advance to be made.

              E. Notice of Election to Adjust Interest Rate: Upon telephonic notice which shall be received by the Bank at or before 11:00 a.m. (California time) on a business day, any Borrower may elect:

                   1. That interest on a Variable Rate Advance shall be adjusted to accrue at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which such Borrower requests that interest be adjusted to accrue at the Fixed Rate.

                   2. That interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than the last day of the Interest Period pertaining to such Fixed Rate Advance. If the Bank shall not have received notice (as prescribed herein) of such Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the Fixed Rate, the relevant Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Advance.

              F. Prepayment. The Borrowers may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the Fixed Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto. If the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrowers shall,jointly and severally, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss actually


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incurred by the Bank (including loss of profit resulting from the re employment of funds) sustained by the Bank as a consequence of such prepayment.

              G. Indemnification for Fixed Rate Costs. During any period of time in which interest on any Advance is accruing on the basis of the Fixed Rate, the Borrowers shall, jointly and severally, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate.

              H. Conversion from Fixed Rate to Variable Rate. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate (i) has become infeasible because the Bank is unable to determine the Fixed Rate due to the unavailability of U.S. Dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest period or (ii) is or has become unlawful by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation guideline or order, then the Bank shall promptly give telephonic notice thereof (confirmed in writing) to the Borrowers, in which event any Fixed Rate Advance shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate and shall continue at such rate until the Bank determines that the Fixed Rate is no longer infeasible or unlawful.

              I. Principal. Unless sooner due in accordance with the terms of this Agreement:

                   (a) Commencing on July 5, 1998 and continuing on such date annually thereafter, Borrower agrees to repay any outstanding Advances that would exceed the relevant Commitment then in effect.

                   (b) On the Expiration Date, Borrower hereby promises and agrees to pay to Bank in full the aggregate unpaid principal amount of the Advances outstanding on such date plus accrued and unpaid interest thereon.

              J. Expiration of Line of Credit. Unless earlier terminated in accordance with the terms of this Agreement, the Bank's commitment to make Advances to the Borrower hereunder shall automatically expire on July 5, 2007 (the "Expiration Date").

              K. Late Payment: If any payment of principal or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

    1.03 Disbursement of Proceeds from Advances. Any Advance made hereunder shall be conclusively presumed to have been made to and for the Borrower's benefit when the proceeds of such Advance are disbursed in accordance with the Borrower's instructions or deposited into a checking account of the Borrower maintained at the Bank.

                                      SECTION II
                        GUARANTORS; COLLATERAL; REAL PROPERTY

    2.01 Guarantors. The indebtedness incurred under and pursuant to this Agreement shall be guaranteed, in form and substance satisfactory to the Bank ("Guaranty"), by Alfred G. Scheid ("Guarantor").


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    2.02   Collateral.  To secure payment and performance of all the Borrower's
Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property ("Collateral") :

              (a) All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof.

              (b) All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts.

              (c) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, goodwill, trademarks, trademark applications, trade styles, trade names, patents, patent applications, copyrights and copyright applications, customer lists, business records and computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral.

              (d) All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower, including, but not limited to, warehouse and other receipts, bills of sale and bills of lading.

              (e) All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

              (f) All crops now growing or hereafter to be grown, together with all products and proceeds thereof (the "Crops"), on that certain real property described in the attached Exhibit "B" (the "Real Property").

              (g) All farm products now owned or hereafter acquired by or for the benefit of the Borrower consisting of supplies used or produced in the farming operations of the Borrower.

              (h) All of Borrower's now existing or hereafter acquired water rights of every kind and description, whether appurtenant, riparian or prescriptive or arising by virtue of any contract or other agreement.

    The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

    2.03 The Deed of Trust. The Borrower hereby agrees that all Indebtedness referenced in the Agreement to be paid by the Borrower to the Bank and the Borrower's performance of each and all of the terms, covenants and agreements contained in the Agreement shall be secured by a deed of trust in form and substance satisfactory to the Bank (the "Deed of Trust") encumbering, as a lien of first encumbrance, certain real property described in the attached Exhibit "1" (the "Real Property"), located in the County of Monterey State of California, subject only to current taxes and assessments not yet due and payable and exceptions numbered 1-9 and 11-12 all as listed on a certain Preliminary Title Report No. 97012149(the "Permitted Title Exceptions") dated May 14, 1997 and issued by Stewart Title.


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                                     SECTION III
                                 CONDITIONS PRECEDENT

    3.01 Conditions Precedent to First Advance. Prior to the first Advance hereunder, the Borrower shall deliver or cause to be delivered to the Bank, in form and substance satisfactory to the Bank:

              A. Authority to Borrow. Evidence relating to the duly given approval and authorization of the execution, delivery and performance of this Agreement, all other documents, instruments and agreements required under this Agreement and all other actions to be taken by the Borrower hereunder or thereunder.

              B. Loan Documents. The documents described in Section II hereof, as applicable, and all other documents, instruments and agreements required or necessary to consummate the transactions contemplated under this Agreement (collectively the "Loan Documents"), all fully executed.

              C.   Real Property.  The following in connection with the Real
Property:

                   1.  An appraisal of the Real Property.

                   2. A title insurance policy or binder in the amount of $2,835,000 issued by a title insurance company satisfactory to the Bank and in such form and substance and with such endorsements as are satisfactory to the Bank. Such title insurance policy or binder shall indicate to the Bank's satisfaction that the Deed of Trust shall constitute a lien of first encumbrance on the Real Property subject only to the Permitted Title Exceptions.

                   3. Evidence that the Deed of Trust has been recorded and constitutes a lien on the Real Property subject only to the Permitted Title Exceptions.

                   4. Evidence of flood insurance if the Real Property is located in a flood plain.

              D. Fees. A fee of $25,000 and reimbursement to the Bank in the amount of all escrow, recordation and appraisal fees, title guaranty or insurance premiums, closing costs and all other out-of-pocket expenses incurred by the Bank.

              E. Financing Statements. Executed UCC-1 financing statement(s) describing the Collateral, together with evidence of the recordation of such statement(s) as a lien of first priority.


              F.. Miscellaneous Documents. Such other documents and opinions as the Bank may require with respect to the transactions described in this Agreement.

    3.02 Conditions Precedent to All Advances. The obligation of the Bank to make each Advance (including the first Advance) is subject to the further conditions precedent that, as of the date of each Advance and after the making of such Advance:

              A. Representations and Warranties. The representations and warranties set forth in Section IV hereof and in any other document, instrument, agreement or certificate delivered to the Bank hereunder are true and correct.


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              B.   Event of Default.  No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default as defined in Section VI hereof.

              C. Collateral. The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect.

    For the purposes hereof, the Borrower's acceptance of the proceeds of any Advance shall be deemed to constitute the Borrower's representation and warranty that the statements set forth in sections 3.02 A. and 3.02 B above are true and correct.

                                      SECTION IV
                            REPRESENTATIONS AND WARRANTIES

    The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

    4.01 Status. The Borrower is a partnership duly organized and validly existing under the laws of the State of California, and is properly licensed, qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

    4.02 Authority. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, writ, judgment or injunction presently in effect affecting the Borrower; (ii) result in a breach of or constitute a default under any material agreement to which the Borrower is a party or by which it or its properties may be bound of affected; or (iii) violate any provision of its partnership agreement.

    4.03 Legal Effect. This Agreement constitutes, and any document, instrument or agreement required hereunder when delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

    4.04 Ficticious Trade Styles. There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

    4.05 Financial Statements. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the Borrower's financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of any such financial statement, information or other data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

    4.06 Litigation. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations.

    4.07 Title to Assets; Permitted Liens. The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person other than:
(i) liens and security interests securing indebtedness owed by the


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Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being duly contested in good faith; (iii) liens of mechanics, materialmen, warehousemen or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (v) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof or permitted to be incurred hereunder; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets (collectively "Permitted Liens").

    4.08 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder ("ERISA"), such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

    4.09 Taxes. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

    4.10 Margin Stock. The proceeds of any Advance under the Line of Credit will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

    4.11 Environmental Compliance. Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

    4.12 Water. As of the date of this Agreement, sufficient water is available and is projected to be available, from verifiable surface and ground water sources, to conduct operations as described in the most recent budget submitted by Borrower to the Bank or to conduct operations materially similar to prior years' operations as evidenced by information provided by any Borrower to the Bank. Borrower has filed with all governmental agencies, all notices and other documents required under Federal, state and local laws and regulations in connection with the supply of water to and use of water upon the Real Property.

                                      SECTION V
                                      COVENANTS

    The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower shall, unless the Bank otherwise consents in writing:

    5.01 Preservation of Existence; Compliance with Applicable Laws. Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business in accordance with all applicable laws, rules and regulations.

    5.02 Maintenance of Insurance. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar


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properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

    5.03 Payment of Obligations and Taxes. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith.

    5.04 Inspection Rights. At any reasonable time and from time to time permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and to discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower now or at any time hereafter maintains any records (including, but not limited to, computer generated records and computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

    5.05 Reporting Requirements. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

              A. Annual Statements. Not later than 120 days after the end of each of the Borrower's fiscal years, (i) a copy of the annual audited financial report of the Borrower for such year, which report shall be prepared by a firm of certified public accountants acceptable to Bank and (ii) a copy of the Borrower's annual crop budget for the succeding year.

              B. Other Information. Promptly upon the Bank's request, such other information pertaining to the Borrower or any Guarantor as the Bank may reasonably request.

    5.06 Redemption or Repurchase of Stock. Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding.

    5.07 Payment of Dividends: Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

    5.08 Liens and Encumbrances. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any such properties, except for Permitted Liens and as otherwise provided in this Agreement.

    5.09 Transfer Assets. Not sell, contract for sale, transfer, convey, assign, lease or sublet any of its assets except in the ordinary course of business as presently conducted by the Borrower, and then, only for full, fair and reasonable consideration.

    5.10 Change in the Nature of Business. Not make any material change in its financial structure or in the nature of its business as existing or conducted as of the date of this Agreement.

    5.11      Financial Condition.  Maintain at all times:


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              A.   Net Worth.  A minimum effective tangible net worth of not
less than $3,500,000.00

              B. Debt to Net Worth Ratio. A debt to effective tangible net worth ratio of not more than 1.5 to 1.

              C. Current Ratio. A ratio of current assets to current liabilities of not less than 2 to 1.

              D. Debt Service Coverage Ratio. A ratio of the sum of net profit after tax, plus depreciation, amortization and interest expense minus dividends to the current portion of long-term debt plus interest expense of not less than 1.25 to 1.

              E.   Working Capital.   A minimum working capital of not less
than $3,000,000.

    For purposes of the foregoing, the term "effective tangible net worth" shall mean the Borrower's stated net worth less all its intangible assets (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items) but including leaseholds and leasehold improvements and plus indebtedness subordinated (by its terms or by written agreement) to indebtedness owed by the Borrower to the Bank and the term "debt" shall mean all of the Borrower's liabilities excluding indebtedness subordinated (by its terms or by written agreement) to indebtedness owed by the Borrower to the Bank.

    5.12 Notices. Give prompt written notice to the Bank of any and all Events of Default and litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $50,000.00.

    5.13      Environmental Compliance.  Borrower shall:

              A. Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

              B. Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials.

              C. Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

              D. At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

    5.14 Maintenance of Collateral: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order

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and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

    5.15 Compensation: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

    5.16 Location of Harvested Crops. Any Crops now or hereafter harvested or removed from the Real Property shall not be stored with a bailee, warehouseman or similar party without the Bank's prior written consent.

    5.17      Care and Preservation of Crops..

              (a) Attend to and care for the Crops and do or cause to be done any and all acts that may at any time be appropriate or necessary to grow, farm, cultivate, irrigate, fertilize, fumigate, prune, harvest, pick, clean, preserve and protect the Crops.

              (b) Not commit or suffer to be committed any waste of or damage to the Crops

              (c) Permit the Bank and any of its agents, employees or representatives to enter upon the Real Property at any reasonable time and from time to time for the purpose of examining and inspecting the Crops and the Real Property.

              (d) Harvest and prepare the Crops for market and promptly notify the Bank when any of the Crops are ready for market.

              (e) Keep the Crops separate and always capable of identification.

              (f) Comply with any requirements or instructions of the Bank with respect to hauling, shipping, storing, marketing and otherwise preparing, handling and disposing of the Crops.

    5.18 Evidence of Water Availability. At such times as the Bank may request, to deliver to the Bank a certificate stating that the amount of water available and projected to be available is sufficient to conduct operations as described in Borrower's budget or operations materially similar to prior years' operations, as evidenced by information provided by the Borrower to the Bank. Such certificate shall be signed, at the Bank's option, either by the Borrower or by an independent third party, such as an officer of the Borrower's water district or other supplier of water.



                                      SECTION VI
                                  EVENTS OF DEFAULT

    Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

    6.01 Non-Payment. The Borrower shall fail to pay any payment of principal or interest or any other sum referred to in this Agreement within 10 days of when due.

    6.02 Performance Under This Agreement: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

    6.03 Other Agreements: If there is a default under any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

    6.04 Representations and Warranties; Financial Statements. Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any Guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

    6.05 Insolvency. The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or a substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

    6.06 Execution. Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

    6.07 Revocation or Limitation of Guaranty. Any Guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or any Guarantor who is a natural person shall die.

    6.08 Suspension. The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

    6.09 Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary to), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

    6.10 Impairment of Collateral. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed.

    6.11 Water Quality/Amount. The Borrower's water is or is projected to be insufficient in amount or unsuitable in quality, as determined by the Bank in either case, to conduct operations as described in Borrower's most recent budget or projections or by information provided by Borrower to the Bank.

                                     SECTION VII
                                 REMEDIES ON DEFAULT

    Upon the occurrence of any Event of Default, the Bank may, at its sole election, without demand and upon only such notice as may be required by law:

    7.01 Acceleration. Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

    7.02 Cease Extending Credit. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

    7.03 Termination. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

    7.04      Notification of Account Debtors:

              (a) Notify any account debtor, any buyers or transferee of the Collateral or any other persons of the Bank's interest in the Collateral and the proceeds thereof.

              (b) Sign the Borrower's name (which authority the Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the account debtors, buyers or transferees, notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and take possession of and open mail addressed to the Borrower and remove therefrom, proceeds of and payments on the Collateral, and demand, receive and endorse payment and give receipts, releases and satisfactions for and sue for all money payable to the Borrower.

              (c) Require the Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the sale, delivery or shipment of goods giving rise to the account) that the account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

              (d) Require the Borrower to direct all account debtors, buyers or transferees to forward all remittances, payments and proceeds of the Collateral directly to the Bank at such address as the Bank may designate. In connection therewith, the Borrower hereby irrevocably constitutes and appoints the Bank as its attorney-in-fact to endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank's possession.

              (e) Require the Borrower to deliver to the Bank, at such times designated by the Bank, records and schedules which show the status and condition of the Collateral, where it is located and such contracts or other matters which affect the Collateral.

              (f) Send verification requests to any account debtor, buyer or transferee.

              (g)  Make inquiries of the Borrower's trade vendors.

    7.05 Care and Possession of the Crops. Enter upon the Real Property and, using any and all of the Borrower's equipment, machinery, tools, farming implements and supplies, and improvements located on the Real Property: (i) farm, cultivate, irrigate, fertilize, fumigate, prune and perform any other act of acts appropriate or necessary to grow, care for, maintain, preserve and protect the Crops (using any water located in, on or adjacent to the Real Property); (ii) harvest, pick, clean and remove the Crops from the Real Property; and (iii) appraise, store, prepare for public or private sale, exhibit, market and sell the Crops and the products thereof; provided that the Borrower hereby agrees that, if the Borrower is the owner of the Real Property, the Bank shall not be responsible or liable for returning the Real Property to its condition immediately preceding the use of the Real Property as provided herein or for doing such acts as may be necessary to permit future crops to be grown on the Real Property.

    7.06 Protection of Security Interests: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

    7.07 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

    7.08 Non-Exclusivity of Remedies: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

    7.09 Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

                                     SECTION VIII
                               MISCELLANEOUS PROVISIONS

    8.01 Amounts Payable on Demand. If the Borrower fails to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower's failure to pay such amount, create an Advance in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

    8.02 Default Interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

    8.03 Disposal of Invoices: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of six (6) months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower's expense.

    8.04      Assignment of Borrower's Rights:

              (a) If the Crops or any portion or portions thereof become infected by disease or are destroyed by order of any local, state or federal authority, and, by reason thereof, the Borrower is entitled to be indemnified by such authority, the Borrower hereby assigns to the Bank any and all such sums due from such authority, and the Bank is hereby authorized to receive, collect and sue for the same, and the Borrower hereby orders and directs that any such sums be paid directly to the Bank.

              (b) In addition, the Borrower hereby assigns and transfers to the Bank all of the Borrower's rights and interests in and to any monies now or hereafter placed in any funds of any marketing association, corporation, cooperative, partnership, firm or individual now, heretofore or hereafter handling or having to do with any of the Crops now growing or heretofore or hereafter grown on the Real Property or connected with the growing, marketing, farming or other handling of such Crops and the Borrower hereby assigns and transfers to the Bank all stock and all other interests, benefits and rights of the Borrower in any such marketing association, corporation, cooperative, partnership, firm or individual having anything to do with such Crops and all monies due or becoming due to the Borrower from any one or more of them.

    8.05 Accounting and Other Terms. All references to financial statements, assets, liabilities and similar accounting terms not specifically defined in this Agreement shall mean such financial statements prepared and such terms determined in accordance with generally accepted accounting principles consistently applied. Except where otherwise specified in this Agreement, all financial data submitted or to be submitted to the Bank pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the California Uniform Commercial Code.

    8.06 Reliance. Each warranty, representation, covenant and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Borrower shall now or hereafter give, or cause to be given, to the Bank.

    8.07 Attorney's Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

    8.08 Notices. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed to the address set forth below such party's signature to this Agreement or to such other address as may be specified from time to time in writing by either party to the other.

    8.09 Waiver. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

    8.10 Conflicting Provisions. To the extent that any of the terms or provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

    8.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the Bank's prior written consent. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower.

    8.12 Jurisdiction. This Agreement, any notes issued hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

    8.13 Dispute Resolution. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

              a) Step I - Mediation: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

              b) Step II - Unsecured Contracts - Arbitration: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in Los Angeles County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J-A-M-S, the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

    As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro rata share of said fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

              c) Provisional Remedies, Self Help and Foreclosure: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

    8.14 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.
THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

    8.15 Headings. The headings set forth herein are solely for the purpose of identification and have no legal significance.

    8.16 Entire Agreement. This Agreement and the Loan Documents shall constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties or pertaining to the transactions contemplated hereunder that are not incorporate or referenced in this Agreement or the Loan Documents are superseded hereby.

    IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                  BORROWER:

SANWA BANK CALIFORNIA                  VINEYARD 405.


By: /s/  Steven R. Edmonston           By: /s/  Alfred G. Scheid

Name: Steven R. Edmonston              Name: Alfred G. Scheid

Title: Vice President                  Title: General Partner



By:                                    By /s/  Ernest M. Brown

Name:                                  Name: Ernest M. Brown

Title:                                 Title: General Partner